SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to Rule14a-11(c) or Rule 14a-12.

COMMUNITY CAPITAL CORPORATION

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

☒	No fee required.

COMMUNITY CAPITAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 21, 2003

Notice is hereby given that the annual meeting of shareholders of Community Capital Corporation will be held at the Inn on the Square, Greenwood, South Carolina on Wednesday, May 21, 2003, at 11:30 a.m., for the following purposes:

(1)	To elect six members to the Board of Directors;

(2)	To ratify the appointment of Elliott Davis, LLC, Certified Public Accountants, as our independent auditors for the fiscal year ending December 31, 2003; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Only shareholders whose names appeared of record on our books on April 4, 2003 will be entitled to notice of, and to vote at, the annual meeting or any adjournment thereof.

You are cordially invited and urged to attend the annual meeting in person, but if you are unable to do so, please date, sign, and promptly return your proxy in the enclosed, self-addressed, postage-paid envelope. If you attend the annual meeting and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked at any time before it is exercised.

By Order of the Board of Directors,

William G. Stevens

President and Chief Executive Officer

David P. Allred, MD

Chairman of the Board

Greenwood, South Carolina

April 4, 2003

COMMUNITY CAPITAL CORPORATION

1402-C Highway 72 West

Greenwood, South Carolina 29649

PROXY STATEMENT

General

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Community Capital Corporation to be used in voting at the annual meeting of our shareholders to be held at the Inn on the Square, Greenwood, South Carolina, on Wednesday, May 21, 2003 at 11:30 a.m., and at any adjournment thereof. The purposes of the annual meeting are (a) to elect six members of the Board of Directors, (b) to ratify the appointment of Elliott Davis, LLC, Certified Public Accountants, as our independent auditors for the fiscal year ending December 31, 2003, and (c) to transact such other business as may properly come before the annual meeting or any adjournment thereof. This proxy statement and the accompanying form of proxy are being mailed to shareholders commencing on or about April 11, 2003.

Any shareholder who has signed the proxy referred to in this proxy statement may revoke it at any time before it is exercised at the annual meeting by (i) delivering to our Corporate Secretary a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the annual meeting, or (iii) attending the annual meeting and voting in person. Please note that your attendance at the meeting will not automatically revoke your proxy: you must specifically revoke your proxy. Whether or not you plan to attend the annual meeting, you are urged to sign and return the enclosed proxy.

We will bear the cost of preparing, assembling, and mailing this proxy statement and the form of proxy. Our directors, officers, and employees may also solicit proxies personally or by mail, telephone, or telegram. No compensation will be paid for such solicitations. In addition, we may request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward our proxy solicitation materials to the beneficial owners of our common stock held of record by such entities, and we will reimburse their reasonable forwarding expenses.

Voting Securities Outstanding

The Board of Directors has fixed April 4, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or at any adjournments thereof. As of such record date, approximately 1200 shareholders held of record 3,489,408 issued and outstanding shares of our common stock. All of such shares are eligible to be voted on each matter currently scheduled to come before the annual meeting, and no other outstanding shares of our capital stock are eligible to be voted at the annual meeting. Cumulative voting for the election of directors is not available under our Articles of Incorporation. Consequently, each share of our common stock is entitled to one vote on each matter to be voted upon at the annual meeting.

Quorum

The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting or an adjournment thereof. We will consider directions to withhold authority to vote for directors, abstentions, and broker non-votes present in person or by proxy and entitled to vote. Therefore, we will count such shares for purposes of determining whether a quorum is present at the annual meeting. (A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have the discretionary voting power and has not received voting instructions from the beneficial owner.) If a quorum is not present or represented at the annual meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented. Our directors, officers, and regular employees may solicit proxies for the reconvened meeting in person or by mail, telephone, or telegraph. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation provide for a classified Board of Directors so that, as nearly as possible, one-third of the members of the Board of Directors is elected at each annual meeting to serve until the third annual shareholders’ meeting after their election. At the date of the annual meeting, the Board of Directors will consist of fifteen directorships divided into three classes of five directors each. Five individuals are being nominated to serve from the date of their election at the annual meeting until the 2006 annual meeting of shareholders, or until their successors shall have been earlier elected and qualified, and one individual is being nominated to serve from the date of his election at the annual meeting until the 2004 annual meeting of shareholders, or until his successor shall have been earlier elected and qualified. All of the nominees are currently members of the Board of Directors. For additional information on each of these nominees, see the information set forth elsewhere in this proxy statement under the heading “Management—Directors.”

Terms Expiring in 2006: B. Marshall Keys, George B. Park, George D. Rodgers, Charles J. Rogers, and Thomas E. Skelton, Ph.D.

Term Expiring in 2004: Clinton C. Lemon, Jr.

In accordance with our Bylaws, those six nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) at the annual meeting will be elected to the Board of Directors. Accordingly, directions to withhold authority, abstentions, and broker non-votes will have no effect on the outcome of the vote. Cumulative voting in the election of directors is not permitted by our Articles of Incorporation. The accompanying proxy cannot be voted for a greater number of persons than six, the number of nominees named in such proxy.

The Board of Directors has designated the persons named in the accompanying proxy, and unless authority is specifically withheld, the Board of Directors intends to vote for the election of the nominees listed above. A shareholder executing the enclosed proxy may vote for any or all of the nominees or may withhold such vote from any or all nominees. In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with such shareholder’s specifications. Although it is not contemplated that any of the nominees will become unable to serve prior to the annual meeting, the persons named on the enclosed proxy will have the authority to vote for the election of other persons in accordance with their best judgment.

THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors, upon recommendation of the Audit Committee, has appointed, as of January 2, 2003, the firm of Elliott Davis, LLC, Certified Public Accountants, as independent auditors to make an examination of our accounts for the fiscal year ending December 31, 2003, subject to shareholder ratification. We have not consulted Elliott Davis, LLC regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K. If the shareholders do not ratify this appointment, the Board of Directors upon recommendation of the Audit Committee will consider other certified public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS.

Tourville, Simpson and Caskey, L.L.P. served as our principal independent accountants since 1990, and the change in accountants occurred in connection with the change of employment of certain auditors of Tourville, Simpson, and Caskey, L.L.P. to Elliott Davis, LLC. Tourville, Simpson, and Caskey, L.L.P. resigned from the position of our principal and independent accountant effective January 2, 2003. Tourville, Simpson and Caskey L.L.P.’s report on our financial statements for each of the years ended December 31, 2000 and December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by our audit committee. There were no disagreements between us and Tourville, Simpson, and Caskey, L.L.P. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tourville, Simpson, and Caskey L.L.P., would have caused it to make reference to the subject matter of the disagreements in connection with its report.

A representative of Elliott Davis, LLC, who was formerly a representative of Tourville, Simpson, and Caskey, L.L.P. during our fiscal year 2002, is expected to be in attendance at the annual meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

OTHER BUSINESS

Our Board of Directors knows of no other matter to come before the annual meeting. However, if any matter requiring a vote of the shareholders should arise, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

PROPOSALS FOR 2004 ANNUAL MEETING

If you would like to have a proposal considered for inclusion in the proxy statement for the 2004 annual meeting, we must receive your written proposal at the address on the cover of this proxy statement, attention Corporate Secretary, no later than December 20, 2003. Each shareholder submitting proposals for inclusion in the proxy statement must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, including without limitation being the holder of at least $2,000 in market value, or 1%, of the securities entitled to be voted on the proposal at the annual meeting for at least one year by the date the shareholder submits the proposal and continue to hold those securities through the date of the 2004 annual meeting.

If you wish to submit a proposal for consideration at the 2004 annual meeting, but which will not be included in the proxy statement for such meeting, we must receive your proposal in accordance with our Bylaws. Our Bylaws require timely advance written notice of any proposals to be presented at an annual meeting of shareholders. For a notice to be timely, it must be received at our principal offices at the address on the cover of this proxy statement sixty days, but not more than ninety days, prior to the anniversary date of the immediately preceding annual meeting of shareholders. In other words, proposals for the 2004 annual meeting must be received by at least March 22, 2004, but not prior to February 21, 2004. However, if the 2004 annual meeting is not held within thirty days before or after May 21, 2004, then for the notice by the shareholder to be timely, it must be received at our principal offices at the address on the cover of this proxy statement not later than the close of business on the tenth day following the date on which the notice of the 2004 annual meeting was actually mailed. The notice must give: (a) a brief description of the business desired to be brought before the 2004 annual meeting (including the specific proposal(s) to be presented) and the reasons for conducting such business at the 2004 annual meeting; (b) the name and address, as they appear on our books, of the shareholder(s) proposing such business; (c) the class and number of shares that are held beneficially, but not held of record, by the proposing shareholder(s) as of the record date for the 2004 annual meeting, if such date has been made publicly available, or as of a date within ten days of the effective date of the notice by the proposing shareholder(s) if the record date has not been made publicly available, and (d) any interest of the proposing shareholder(s) in such business. Shareholders desiring to make proposals to be presented at the 2004 annual meeting are directed to these requirements as more specifically set forth in our Bylaws, a copy of which is available upon request to our Corporate Secretary at the address listed on the cover of this proxy statement. The chairman of the 2004 annual meeting may exclude from the meeting any matters that are not properly presented in accordance with these Bylaw requirements.

MANAGEMENT

Directors

Set forth below is the age and certain biographical information with respect to each of the six nominees for election as directors at the forthcoming annual meeting and with respect to each of the directors whose terms will continue beyond the annual meeting.

Director Nominees for Terms Expiring at the Annual Meeting Expected to be Held in 2006:

B. Marshall Keys, 51, has owned and operated Palmetto Insurance Associates, L.L.C. of Anderson in Belton, South Carolina for over six years. He has served as one of our directors since May 2000.

George B. Park, 52, has served as President and Chief Executive Officer of Otis S. Twilley Seed Company, Inc., a mail order seed company, since August 1993 and as President and owner of GeoSeed, a seed distribution company, since August 1993. Prior to 2002, Mr. Park also served as Interim Chief Executive Officer and Managing Director of K. Sahin Zaden, B.V., a flower seed breeding and production company. Prior to 1989, he was co-owner, Vice President and Corporate Secretary of George W. Park Seed Company. He has served as one of our directors since our inception in April 1988.

George D. Rodgers, 59, has been the owner of Palmetto Insurance Associates, L.L.C. of Anderson and its predecessor in Clemson, South Carolina since 1985. Mr. Rodgers has served as one of our directors since June 1995.

Charles J. Rogers, 70, has served as our Chairman Emeritus since April 2001 and served as our Chairman of the Board of Directors from January 1989 through June 2001. He served as Chairman of the Board of Directors of our wholly owned bank subsidiary, CapitalBank, from January 2001 through May 2001. He has served as President of The Organizational Paths Company, a consulting firm for organizational strategies, since July 1993. Mr. Rogers served as team leader of the Greenwood Plant of the Monsanto Chemical Company from 1982 until June 1993. He has served as one of our directors since our inception in April 1988. Mr. Rogers served on the Management Committee of Innova Communications, LLC, a South Carolina limited liability company that filed for bankruptcy with the United States Bankruptcy Court for the District of South Carolina as of May 9, 2001, from June 2000 until he resigned in December 2001. The Order confirming Innova’s Plan of Reorganization was entered on May 8, 2002, and the Final Decree was entered on January 3, 2003.

Thomas E. Skelton, Ph.D., 72, served as Professor of Entomology at Clemson University from 1969 until his retirement on June 30, 1997. He served as the head of the Clemson University Entomology Department from June 1992 through June 1995 and as Interim Dean of the College of Agriculture, Forestry and Life Sciences from July 1995 through August 1996. Dr. Skelton is General Partner of SVT Properties and co-owner of Skelton Properties, both of which are real estate investment companies. Dr. Skelton has served as one of our directors since June 1995.

Director Nominee for Term Expiring at the Annual Meeting Expected to be Held in 2004:

Clinton C. Lemon, Jr., 58, has served as Chairman and Chief Executive Officer of Southern Tank Transport in Harleyville, South Carolina since 1989. Mr. Lemon has served as one of our directors since March 1997.

Continuing Directors Whose Terms Expire at the Annual Meeting Expected to be Held in 2004:

David P. Allred, MD, 64, has served as our Chairman of the Board since June 2001 and Chairman of the Board of CapitalBank since May 2001. He is a retired doctor of internal medicine who was in private practice in Saluda, North Carolina from April 1994 until April 1998 and was in private practice in Beaufort, South Carolina from July 1990 to December 1993. From September 1988 to July 1990, the Medical University of South Carolina employed him. From August 1971 through August 1988, he was in private medical practice in Greenwood, South Carolina. He has served as one of our directors since our inception in April 1988.

Harold Clinkscales, Jr., 50, has served as President and owner of Southern Burglar and Fire Alarm Company, Inc. since 1974. He has served as one of our directors since January 2000.

Wayne Q. Justesen, Jr., 57, has been employed by Greenwood Mills, Inc., a textile manufacturer, since 1978 and has served as Secretary and General Counsel of Greenwood Mills, Inc. since 1983. He has served as one of our directors since our inception in April 1988.

William G. Stevens, 58, has served as our President and Chief Executive Officer and as one of our directors since our inception in April 1988, and has also served as President and Chief Executive Officer of CapitalBank from 1989 until May 1998 and from January 1, 2001 until the present. NCNB National Bank of South Carolina (formerly Bankers Trust) employed Mr. Stevens for eighteen years prior to 1987.

Continuing Directors Whose Terms Expire at the Annual Meeting Expected to be Held in 2005:

Patricia C. Edmonds, 48, has served as the Executive Director of the Upper Savannah Council of Governments since March 1990 and served as its Assistant Director from August 1984 to March 1989. She has served as one of our directors since our inception in April 1988.

Miles Loadholt, 60, has served as Senior Partner of Ness, Motley, Loadholt, Richardson & Poole since 1968. He has served as one of our directors since May 1999.

Thomas C. Lynch, Jr., 67, served as a pharmacist and President of Lynch Drug Company, a retail pharmacy in Clemson, South Carolina, from 1963 until its sale to Eckerd Drug, Inc. in January 1997. Mr. Lynch has served as one of our directors since June 1995.

H. Edward Munnerlyn, 59, has served as President and owner of Munnerlyn Company, a corporate apparel and uniforms company, since January 1989. Prior to 1989 he was employed by Greenwood Mills, Inc., for twenty years and was Executive Vice President when he left Greenwood

Mills, Inc. in 1988. He has served as one of our directors since our inception in April 1988 and is the Chairman of the Audit Committee of the Board of Directors.

Lex D. Walters, Ph.D., 64, has served as President of Piedmont Technical College since 1968. He has served as one of our directors since our inception in April 1988.

Board Meetings and Committees

Our Board of Directors had a total of twelve regular meetings during 2002 and one special meeting. No directors attended fewer than 75 percent of the aggregate of: (1) the total of such Board meetings; and (2) the total number of meetings of the committees upon which the director served.

Among its standing committees, the Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee, a Board Governance Committee, and a Capital Committee.

The Audit Committee has the responsibility of recommending to the Board of Directors the engagement of our independent auditors, determining the scope of the auditing of our books and accounts, reviewing the reports submitted by the auditors, examining procedures employed in connection with our internal control structure, undertaking certain other activities related to our fiscal affairs and making recommendations to the Board of Directors as may be appropriate. The Audit Committee operates under a written Charter, and such committee currently consists of Messrs. Allred, Lemon, Munnerlyn, Park, and Rodgers. All of the Members of the Audit Committee are independent as defined by Section 121(A) of the American Stock Exchange’s listing standards. The Report of the Audit Committee appears in this Proxy statement on page fourteen. This Committee met eleven times during 2002.

The Compensation Committee currently consists of Messrs. Allred, Keys, Park, Skelton, and Walters. This Committee reviews and recommends to the Board of Directors the salaries and other compensation of all of our officers and directors. This Committee also administers our 1997 Stock Incentive Plan, as amended. The Compensation Committee Report on Executive Compensation appears in this Proxy statement on page nine. This Committee met fourteen times during 2002.

The Nominating Committee currently consists of Messrs. Allred, Clinkscales, Justesen, Lynch, and Park. This Committee makes recommendations to the Board with respect to the size and composition of the Board, reviews the qualifications of potential candidates for election as director, and recommends director nominees to the Board. The Nominating Committee met four times in 2002. The Nominating Committee will consider nominees recommended by the shareholders, provided the nomination is made in writing, provides pertinent information concerning the nominee’s background and experience, and is received by our Corporate Secretary no later than thirty days prior to the annual meeting, unless we notify the shareholders otherwise.

The Board Governance Committee currently consists of Messrs. Allred, Justesen, Loadholt, Rodgers, and Stevens. This committee is charged with reviewing and developing policies by which the Board and its committees govern their oversight of our management. The Board Governance Committee met six times in 2002.

The Capital Committee currently consists of Messrs. Allred, Loadholt, Lynch, Rogers, and Stevens. This committee analyzes sources and uses of capital, including the payments of dividends to shareholders, acquisitions, and divestitures. The Capital Committee met eleven times in 2002.

Executive Officers

The following individuals constitute our executive officers:

Name	Age	Offices Held
William G. Stevens	58	President and Chief Executive Officer
R. Wesley Brewer	35	Chief Financial Officer, Executive Vice President
		and Secretary

Mr. Brewer has served as our Chief Financial Officer, Executive Vice President, and Secretary since July 1, 2000, and he has also served as the Chief Financial Officer, Senior Vice President, and Secretary of CapitalBank since January 1, 2001. He served as our Controller, and Controller of our subsidiaries, from 1997 until 2000. The Federal Deposit Insurance Corporation employed Mr. Brewer for five years prior to 1997.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors generally determines the compensation of our executive officers. Each member of the Compensation Committee is a non-employee director. The following report with respect to certain compensation paid or awarded to our executive officers during the fiscal year ended December 31, 2002 is furnished by the directors who comprise the Compensation Committee.

General Policies. Our compensation program is intended to enable us to attract, motivate, reward, and retain the management talent to achieve corporate objectives, and thereby increase shareholder value. Our policy is to provide incentives to senior management to achieve both short-term and long-term objectives. To attain these objectives, our executive compensation program is composed of a base salary, bonus, and stock options.

Base Salary. Base salaries for each of the executive officers are determined by a subjective assessment of the executive officer’s performance, in light of the officer’s responsibilities and position with us and our performance during prior periods. In evaluating our overall performance, the primary focus is upon financial performance for the relevant annual period measured by operating income. The Compensation Committee reviews base salaries from time to time and adjusts them appropriately.

Cash Bonuses. The Compensation Committee determines cash bonuses for all executive officers and awards such bonuses only if we, or any applicable subsidiary or business unit, achieves performance objectives.

Stock Options. Our long-term incentive compensation for executive officers is designed to focus management’s attention on our future. Such long-term compensation is provided through grants of stock options. The number of stock options granted is based upon the executive’s salary, performance, and responsibilities.

Other Compensation. Each executive officer also receives additional compensation through standard benefit plans available to all employees, including but not limited to matching contributions pursuant to a 401(k) plan, paid vacation, and group health, life, and disability insurance. The Compensation Committee believes each of these benefits is an integral part of the overall compensation program that helps to ensure that our executive officers receive competitive compensation.

Chief Executive Officer Compensation. The Compensation Committee believes that William G. Stevens’ entrepreneurial drive, dedication, commitment, and knowledge have been vitally important to our successful and ongoing growth. Mr. Stevens’ overall compensation for the fiscal year ended December 31, 2002 consisted of base salary, bonus, and stock options. In determining Mr. Stevens’ compensation, the Compensation Committee evaluated Mr. Stevens’ personal performance, our performance, and Mr. Stevens’ long-term commitment to our success.

Submitted by the Compensation Committee of the Board of Directors.

David P. Allred, MD        George B. Park                        Lex D. Walters, PhD

B. Marshall Keys              Thomas E. Skelton, PhD

EXECUTIVE COMPENSATION

Compensation of Officers

The following table summarizes for each of the indicated years the compensation earned by our President and Chief Executive Officer and by each of our other executive officers (including executive officers of our subsidiaries) whose annual compensation from us for all services provided to such subsidiaries or us during any of the indicated years exceeded $100,000.

Summary Compensation Table

	Annual Compensation			Long Term Compensation Awards	All Other Compensation
Name and Principal Position	Year	Salary	Bonus	Shares of Common Stock Underlying Options
William G. Stevens	2002	$216,372	$56,615	-0-	$5,627
President and Chief Executive Officer	2001	211,762	30,000	6,825	5,467
	2000	208,819	-0-	5,512	9,379

R. Wesley Brewer
Chief Financial Officer, Executive Vice President and Secretary	2002	$100,518	$33,025	5,000	$5,612
	2001	89,601	23,000	3,150	4,385
	2000	79,074	-0-	2,756	3,771

In the above-listed chart, amounts included under the heading “Salary” for Mr. Stevens in 2002, 2001, and 2000 include aggregate director compensation of $6,500, $5,900, and $3,000 respectively. Amounts included under the heading “All Other Compensation” for Mr. Stevens and Mr. Brewer in 2002 include (i) $675 and $432, respectively, of premiums for life insurance provided by us for the benefit of each officer, and (ii) $4,952 and $5,180, respectively, in our contributions to our 401(k) plan for the account of each officer. The share amounts under the heading “Long-Term Compensation Awards” have been adjusted to reflect the impact of a stock dividend in 2000 and 2001.

Option Grants

The following table sets forth certain information with respect to options to purchase our common stock granted during the year ended December 31, 2002 to the officers included in the Summary Compensation Table above. We granted no stock appreciation rights to any of our executive officers or other employees.

Option Grants In Last Fiscal Year

	Number of Securities Underlying Options Granted	% of Total Options Granted To Employees In 2002	Exercise or Base Price per Share	Expiration Date	Potential Realizable Value at Assumed annual Rates of Stock Price Appreciation For Option Term

Name					5%	10%
William G. Stevens	-0-	0%	$ 0
R. Wesley Brewer	5,000	8.30%	$12.50	03/20/07	17,267.60	39,305.91

Year-End Option Values

The following table sets forth certain information with respect to unexercised options to purchase our common stock held at December 31, 2002 by the officers included in the Summary Compensation Table above.

December 31, 2002 Option Values

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/02 (1)		Value of Unexercised In-the-Money Options at 12/31/02 (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
William G. Stevens	3,255	$13,419.57	67,962	-0-	$424,684.84	$0
R. Wesley Brewer	N/A	N/A	9,268	5,000	$53,880.25	$8,500

(1)	Amount represents shares of our common stock, as adjusted for the payment of stock dividends.
(2)	The value amount in the table has been calculated on the basis of the $14.20 per share closing price of our common stock on December 31, 2002 as reported on the American Stock Exchange.

Employment Contracts, Termination of Employment, and Change-in-Control Arrangements

We and CapitalBank (f/k/a Greenwood Bank & Trust) have entered into a Split Dollar Agreement with William G. Stevens as of November 16, 1998. This agreement is summarized below, but this summary is qualified in its entirety by reference to the Split Dollar Agreement, a copy of which is available from us or from our public filing of a Form 10-K with the Securities Exchange Commission as of March 31, 2002. Under the Split Dollar Agreement, Mr. Stevens is the owner of a life insurance policy, the premiums of which shall be paid by us. If the proceeds of the policy become payable by reason of Mr. Stevens’s death, we have a right to receive the proceeds in an amount equal to the total death benefit payments under the policy less $2,580,000, which shall be Mr. Stevens’s death benefit. Either Mr. Stevens or we may terminate the Split Dollar Agreement, subject to certain provisions, by giving the other party prior written notice. In the event of our change in control, the Split Dollar Agreement becomes nonterminable by us or our successor.

We have entered into an Employment Agreement with R. Wesley Brewer as of June 28, 2000. This agreement is summarized below, but this summary is qualified in its entirety by reference to the Employment Agreement, a copy of which is available from us or from our public filing of a Form 10-Q with the Securities and Exchange Commission as of August 14, 2000. Under the Employment Agreement, Mr. Brewer is given duties and authority typical of a chief financial officer, and we are obligated to pay him an annual salary, which shall be reviewed each anniversary of the date of the Employment Agreement. In addition, we shall provide other benefits (e.g. health, dental, life, and disability insurance; participation in pension plans; and paid leave), if any, that are reasonably comparable to our other senior executives. Mr. Brewer’s agreement has a term of three years. We may terminate Mr. Brewer’s employment for “cause,” as defined in the Employment Agreement, and Mr. Brewer may, with or without cause, terminate the Employment Agreement upon sixty days prior written notice to us. All compensation shall be discontinued and forfeited as of the effective date of such termination.

CapitalBank has also entered into a Split Dollar Agreement with R. Wesley Brewer as of October 17, 2002. This agreement is summarized below, but this summary is qualified in its entirety by reference to the Split Dollar Agreement, a copy of which is available from us or from our public filing of a Form 10-Q with the Securities Exchange Commission as of November 13, 2002. Under the Split Dollar Agreement, as long as Mr. Brewer continues to be employed by us until the earliest of August 31st following his sixty-second birthday, the date of termination of employment on account of disability, or the date of a change of control, he has the right to designate a beneficiary of any remaining death proceeds of an insurance policy owned by CapitalBank on his life. The remaining proceeds are those proceeds remaining following the payout to CapitalBank of death proceeds equal to the greater of: (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by CapitalBank less any outstanding indebtedness to the insurer; or (c) the total death proceeds less the split dollar amount, which is fifty percent of the difference between the total policy death proceeds and the policy cash surrender value at the date of Mr. Brewer’s death.

CapitalBank has also entered into Salary Continuation Agreements with R. Wesley Brewer and William G. Stevens as of October 17, 2002. These agreements are summarized below, but this summary is qualified in its entirety by reference to the Salary Continuation Agreements, a copy of which are available from us or from our public filing of a Form 10-Q with the Securities Exchange Commission as of November 13, 2002. Under the Salary Continuation Agreements, upon the retirement of Mr. Brewer or Mr. Stevens or CapitalBank’s change in control, CapitalBank is obligated to pay Mr. Brewer and Mr. Stevens forty percent and forty-nine and forty-five one hundredths percent, respectively, of their average annual compensation, calculated by combining their total annual base salary paid plus bonus earned within a period of time specified in the Salary Continuation Agreements. CapitalBank is obligated to make these percentage payments annually in twelve equal monthly installments for twenty-one years following Mr. Brewer’s attaining the age of sixty-two and eighteen years following Mr. Stevens’s attaining the age of sixty-five. Based on Mr. Brewer’s and Mr. Stevens’s compensation as of December 31, 2001, the annual payment for retirement or change in control would currently be $136,165 and $152,999, respectively. In the event of death or disability, CapitalBank is obligated to pay Mr. Brewer and Mr. Stevens, in lieu of any other benefit under the Salary Continuation Agreements, a lump sum benefit within ninety days of the death or termination of employment, respectively. If Mr. Brewer died or was terminated as a result of a disability as of December 31, 2002, the lump sum payment due him or his beneficiaries would have been $0 and $4,815, respectively. If Mr. Stevens died or was terminated as a result of disability as of December 31, 2002, the lump sum payment due him or his beneficiaries would have been $0 and $103,671, respectively. In the event of termination of employment for reasons other than death, disability, retirement, change in control, or termination for cause, we are obligated to pay annually Mr. Brewer and Mr. Stevens an amount tied to their annual compensation in twelve equal monthly installments for twenty-one years following Mr. Brewer’s attaining the age of sixty-two and eighteen years following Mr. Stevens’s attaining the age of sixty-five (the “Other Termination Payments”). These Other Termination Payments vest ten percent for each year of service with CapitalBank (or its predecessor), which means that as of the date hereof Mr. Stevens’s is already fully vested while Mr. Brewer is only sixty percent vested. Based on Mr. Brewer’s and Mr. Stevens’s compensation as of December 31, 2001, the annual Other Termination Payments would currently be $2,594 and $18,895, respectively. As discussed more fully above and in the Salary Continuation Agreements, the above-described benefits are determined primarily by average final compensation, but not by years of service.

Compensation of Directors

Currently, each of our directors receives a fee of $100 for attending each regular and special board or committee meetings. Our Chairman of the Board receives a retainer fee of $500 per month. The Chairmen of our Audit and Compensation Committees receive a retainer fee of $200 per month. The Chairmen of our Nominating, Board Governance, and Capital Committees receive a retainer fee of $50 per month. Each of our directors is also a director of CapitalBank. Currently, each director of CapitalBank receives a retainer fee of $300 per month, except for the Chairman of the Board, who receives a retainer fee of $500 per month. The Chairmen of CapitalBank’s Asset/Liability and Wealth Management Committee receive a retainer fee of $50 per month, and the Chairman of CapitalBank’s Loan Committee receives a retainer fee $200 per month.

During fiscal year 2002, each director received a fee of $50 for attending each of our regular and special board or committee meetings and each of CapitalBank’s regular and special board or committee meetings. Additionally, each director of CapitalBank received a retainer fee of $250 per month, except the Chairman of CapitalBank’s Board, who received a retainer fee of $500 per month.

We, or CapitalBank, as applicable, also reimburse directors for out-of-pocket expenses reasonably incurred by them in the discharge of their duties as directors of our company or of CapitalBank.

Equity Compensation Plan Information

The following table sets forth, as of the end of December 31, 2002, certain information relating to our compensation plans (including individual compensation arrangements) under which our common stock is authorized for issuance.

Plan Category(1)	Number of shares of our common stock to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of shares of our common stock remaining available for future issuance under equity compensation plans (excluding shares of our common stock reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	548,852	$9.34	111,807
Equity compensation plans not approved by security holders	-0-	$ 0	-0-
Total	548,852	$9.34	111,807

(1) Disclosures are provided with respect to any compensation plan and individual compensation arrangement of us or of our subsidiaries or affiliates) under which our common stock are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers, or lenders) in exchange for consideration in the form of goods or services as described in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2002, the Compensation Committee of the Board of Directors decided matters of executive compensation. The Compensation Committee is currently composed of Messrs. Allred, Keys, Park, Skelton, and Walters. None of the members of the Compensation Committee have served as our executive officers or employees or as executive officers or employees of any of our subsidiaries. None of the members of the Compensation Committee served as members of the compensation committees of another entity. None of our executive officers served as a member of the compensation committee, or as a director, of another entity.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2002 with management and the independent auditors, Elliott Davis, LLC. The discussions with Elliott Davis, LLC also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Elliott Davis, LLC provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed this information with Elliott Davis, LLC.

Based on the above-described discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2002.

Submitted by the Audit Committee of Board of Directors.

David P. Allred, MD	George B. Park
Clinton C. Lemon, Jr. H. Edward Munnerlyn	George D. Rodgers

TOURVILLE, SIMPSON & CASKEY, L.L.P.’S FEES

Audit Fees

During 2002, Tourville, Simpson & Caskey, L.L.P. billed us an aggregate of $16,689 for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2002 and reviews of the financial statements included in our Forms 10-Q for that year.

Financial Information Systems Design and Implementation Fees

During the year ended December 31, 2002, Tourville, Simpson & Caskey, L.L.P. did not provide us with any services related to financial information systems design or implementation. The Audit Committee considered whether provision of these services was compatible with maintaining Tourville, Simpson & Caskey, L.L.P.’s independence.

All Other Fees

During the year ended December 31, 2002, Tourville, Simpson & Caskey, L.L.P. billed us an aggregate of $22,729 for the following professional services provided during 2002: tax return preparation, assistance with preparation of the Annual Report on Form 10-K, audit of the Community Capital Corporation ESOP Plan with 401(k) Provisions, and review of Federal Home Loan Bank agreed upon procedures, among other things. The Audit Committee considered whether provision of these services was compatible with maintaining Tourville, Simpson & Caskey, L.L.P.’s independence.

PERFORMANCE GRAPH

The following graph compares cumulative total shareholder return of our common stock over the period we have had a class of securities registered under Section 12 of the Exchange Act with the American Stock Market Index and with the SIC Code Index for National Commercial Banks for the

same period. Total shareholder return represents stock price changes and assumes the reinvestment of dividends. The graph assumes the investment of $100 on December 31, 1997.

COMPARE CUMULATIVE TOTAL RETURN

AMONG COMMUNITY CAPITAL CORP.,

AMEX MARKET INDEX AND SIC CODE INDEX

	1997	1998	1999	2000	2001	2002
COMMUNITY CAPITAL CORP.	100.00	66.53	59.52	40.00	87.02	117.45
SIC CODE INDEX	100.00	107.97	91.76	106.20	107.45	98.38
AMEX MARKET INDEX	100.00	98.64	122.98	121.47	115.87	111.25

ASSUMES $100 INVESTED ON DEC.31, 1997

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2002

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our wholly-owned bank subsidiary, CapitalBank, in the ordinary course of its business, makes loans to and has other transactions with our directors and officers and their associates (“Affiliated Persons”). All loans, other extensions of credit, and other transactions between Affiliated Persons and CapitalBank or us are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. CapitalBank expects to continue to enter into transactions in the ordinary course of business on similar terms with such Affiliated Persons. The aggregate dollar amounts of such loans outstanding to Affiliated Persons of CapitalBank were approximately $9.70 million at December 31, 2002.

We purchase various types of insurance from Palmetto Insurance Associates, L.L.C. of Anderson, a South Carolina limited liability company owned in part by two of our directors. We paid insurance premiums to such company in the amounts of $139,000, $65,000, and $75,000 in 2002, 2001, and 2000, respectively. We believe that the terms of our policies with such company are no more or less favorable to us than similar policies that would be obtainable through arms’ length negotiations with companies not owned in whole or in part by related parties. Indeed, the charges for the majority of such insurance coverages are determined by competitive bids.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 21, 2003. Information is presented for each shareholder who was the beneficial owner of more than five percent of our outstanding common stock. The shareholder named in the table has indicated in its Schedule 13D filed with the Securities and Exchange Commission as of July 17, 2001 that such shareholder shares voting and dispositive power with respect to all shares of our common stock reflected as being beneficially owned by that shareholder with Tontine Management, L.L.C., the general partner of such shareholder, and Jeffrey L. Gendell, the managing member of such general partner. We are relying upon information set forth in the above-described Schedule 13D and do not know or have reason to believe that such information is not complete or accurate or that a statement or amendment should have been filed and was not.

Name and Address	Number of Shares Beneficially Owned (1)	Percentage (1)
Tontine Financial Partners, L.P., 200 Park Avenue, Suite 3900, New York, New York 10166	194,375	5.57%

(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days as of March 21, 2003, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage ownership is based on 3,490,208 shares outstanding on March 21, 2003.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 21, 2003. Information is presented for (i) each of our directors, each nominee for director, and each of our executive officers, individually, and (ii) all of our directors and executive officers, as a group. Except as otherwise specified in the notes to the following table, each of the shareholders named in the table has indicated to us that such shareholder has sole voting and investment power with respect to all shares of our common stock reflected as being beneficially owned by that shareholder.

Name	Number of Shares Beneficially Owned (1)	Percentage (1)
George B. Park	84,643(2)	2.42%
William G. Stevens	85,382(3)	2.40
Lex D. Walters	76,862(4)	2.20
David P. Allred, MD	71,729(5)	2.06
Charles J. Rogers	62,563(6)	1.78
Miles Loadholt	46,062(7)	1.32
Wayne Q. Justesen, Jr.	41,558(8)	1.19
Thomas C. Lynch, Jr.	36,158(9)	1.03

Name	Number of Shares Beneficially Owned (1)	Percentage (1)
Clinton C. Lemon, Jr.	32,039(10)	*
H. Edward Munnerlyn	24,043(11)	*
Patricia C. Edmonds	22,834(12)	*
Thomas E. Skelton, PhD	22,120(13)	*
Harold Clinkscales, Jr.	21,933(14)	*
R. Wesley Brewer	15,139(15)	*
B. Marshall Keys	14,791(16)	*
George D. Rodgers	10,562(17)	*
All directors and executive officers as a group (16 persons)	668,418	18.24%

*	Amount represents less than 1.0%.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days as of March 21, 2003, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage ownership is based on 3,490,208 shares outstanding on March 21, 2003.

(2)	Includes 1,575 shares issuable pursuant to currently exercisable stock options.

(3)	Includes 67,957 shares issuable pursuant to currently exercisable stock options and 10,261 shares held by Mr. Stevens’ wife.

(4)	Includes 6,618 shares issuable pursuant to currently exercisable stock options and 6,823 shares held by Mr. Walters’ wife.

(5)	Includes 5,359 shares held by Dr. Allred’s wife.

(6)	Includes 27,722 shares issuable pursuant to currently exercisable stock options, 117 shares held jointly with Mr. Rogers’ wife, and 2,161 shares held by Mr. Rogers’ wife.

(7)	Includes 2,733 shares issuable pursuant to currently exercisable stock options.

(8)	Includes 1,735 shares issuable pursuant to currently exercisable stock options and 378 shares held by Mr. Justesen as custodian for two of Mr. Justesen’s sons.

(9)	Includes 6,619 shares issuable pursuant to currently exercisable stock options and 26,027 shares held jointly with Mr. Lynch’s wife.

(10)	Includes 6,619 shares issuable pursuant to currently exercisable stock options, 1,403 shares held in the C. Calhoun Lemon, Sr. 1972 Trust, and 2,107 shares held in the C. Calhoun Lemon, Sr. Trust A.

(11)	Includes 14,480 shares issuable pursuant to currently exercisable stock options, 807 shares held by Mr. Munnerlyn’s wife, and 580 shares held by Mr. Munnerlyn’s son.

(12)	Includes 13,927 shares issuable pursuant to currently exercisable stock options.

(13)	Includes 1,735 shares issuable pursuant to currently exercisable stock options and 2,551 shares held jointly with Dr. Skelton’s wife.

(14)	Includes 7,217 shares held by Mr. Clinkscales as custodian for Mr. Clinkscales’ daughters.

(15)	Includes 14,268 shares issuable pursuant to currently exercisable stock options.

(16)	Includes 4,386 shares issuable pursuant to currently exercisable stock options, 1,765 shares held in a family trust, and 525 shares held in the name of Mr. Keys’ business.

(17)	Includes 3,390 shares issuable pursuant to currently exercisable stock options and 344 shares in an IRA for Mr. Rodgers’ wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers to file reports of holdings and transactions in our securities with the Securities and Exchange Commission. On the basis of our records and other information, we believe that all filing requirements under Section 16(a) of the 1934 Act applicable to our officers and directors were satisfied with respect to our fiscal year ended December 31, 2002 except Harold Clinkscales, who inadvertently failed to file three reports relating to five transactions, two of which related to small acquisitions by his children and three of which related to small gifts to Mr. Clinkscales children from a non-affiliate and a gift by Mr. Clinkscales to a non-affiliate. Mr. Clinkscales corrected these omissions by filing a Form 5 on January 16, 2003.

MISCELLANEOUS

The information referred to under the captions “Compensation Committee Report on Executive Compensation”, “Performance Graph” and “Audit Committee Report” (to the extent permitted under the Securities Exchange Act of 1934): (i) shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or the liabilities of Section 18 of the Securities Exchange Act of 1934, and (ii) notwithstanding anything to the contrary that may be contained in any filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933, shall not be deemed to be incorporation by reference in any such filing.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2002, which is required to be filed with the Securities and Exchange Commission, is being delivered to shareholders concurrently with the delivery of this proxy statement. Shareholders to whom this proxy statement is mailed who desire an additional copy of the Form 10-K, without charge, may obtain one by making written request to Mr. R. Wesley Brewer, Chief Financial Officer, P. O. Box 218, Greenwood, South Carolina 29648.

By Order of the Board of Directors,

William G. Stevens
President and Chief Executive Officer David P. Allred, MD Chairman of the Board

Greenwood, South Carolina

April 4, 2003

REVOCABLE PROXY

COMMUNITY CAPITAL CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 21, 2003 AT THE INN ON THE SQUARE, GREENWOOD, SOUTH CAROLINA AT 11:30 A.M. LOCAL TIME.

The undersigned hereby appoints William G. Stevens and R. Wesley Brewer, or any of them acting in the absence of the other, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of the common stock of Community Capital Corporation, South Carolina corporation, held or owned by the undersigned or standing in the name of the undersigned at the 2003 Annual Meeting of Shareholders of Community Capital Corporation and any adjournment thereof, and the undersigned hereby instructs said attorneys to vote as follows:

1.	Election of Directors:

	(a) Three-year Terms:		For All	Withhold All	For All Except
	(i)	B. Marshall Keys	☐	☐	☐
	(ii)	George B. Park
	(iii)	George D. Rodgers	To withhold authority to vote for specific nominees, mark “For All Except” and write the nominee’s name on the space provided:
	(iv)	Charles J. Rogers
	(v)	Thomas E. Skelton, Ph.D.

(b) One-year Term:
Clinton C. Lemon, Jr.
			For	Against	Abstain
2.	Ratification of the appointment of Elliott Davis, LLC, as independent public accountants for Community Capital Corporation for the fiscal year ended December 31, 2003.		☐	☐	☐

3.	In their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above

Date

Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

COMMUNITY CAPITAL CORPORATION

THE PROXIES WILL BE VOTED AS INSTRUCTED. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ABOVE, AND THE PROXIES HEREIN NAMED WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR JUDGMENT.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY